March 7, 2003

DEAR STOCKHOLDER,

It is my pleasure to invite you to the 2003 Annual Meeting of Stockholders of Autoliv, Inc. which will be held on Tuesday, April 29, 2003, at Bank One, 1 Bank One Plaza, 57th floor, Chicago, Illinois 60602, USA, commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at the meeting is contained in the formal notice of the meeting and proxy statement on the following pages.

It is important that your shares be represented at this meeting. Therefore, please mark, sign, date and return your proxy promptly in the enclosed envelope.

A public news release covering voting results will be available after the meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2002 is being distributed to stockholders with this proxy statement.

Sincerely,

S. Jay Stewart
Chairman of the Board
Autoliv, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Autoliv, Inc. ("Autoliv"or the "Company") will be held on, Tuesday, April 29, 2003, at 9:00 a.m., local time, at Bank One, 1 Bank One Plaza, 57th floor, Chicago, Illinois 60602, USA, to consider and vote upon:

1. Reelection of three directors for a term of office expiring on the date of the Annual Meeting of Stockholders in 2006 (see page 3).

2. Ratification of the selection of Ernst & Young AB as the Company's independent auditing firm for the fiscal year ending December 31, 2003 (see page 13).

3 Any other business that may properly come before the meeting and/or any adjournment thereof.

The close of business on March 4, 2003 has been fixed as the record date for the annual meeting. All stockholders of record at the close of business on that date are entitled to be present and vote at the meeting and/or any adjournment thereof.

Attendance at the annual meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the meeting having evidence of ownership, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company's by-laws and rules of order pre-scribed by the Chairman of the annual meeting.

By order of the Board of Directors

March 7, 2003

Jörgen I. Svensson
Vice President for Legal Affairs,
General Counsel and Secretary

AUTOLIV, INC.
Box 70381, SE-107 24 Stockholm, Sweden

PROXY STATEMENT

March 7, 2003

SOLICITATION OF PROXIES
The principal executive offices of the Company are located at World Trade Center, Klarabergsviadukten 70, SE-107 24 Stockholm, Sweden. The Company's telephone number is +46 (8) 587 20 600. The date of this Proxy Statement is March 7, 2003, the approximate date on which this Proxy Statement, the accompanying Proxy and the Annual Report for the fiscal year ended December 31, 2002, including financial statements, are first being sent or given to stockholders entitled to vote at the meeting. This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies for use at its Annual Meeting of Stockholders, to be held on Tuesday, April 29, 2003, at 9:00 a.m., local time, at Bank One, 1 Bank One Plaza, 57th Floor, Chicago, Illinois 60602, USA, and at any adjournment thereof (the "2003 Annual Meeting" or the "meeting").

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the meeting will be voted. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Shares will be voted in accordance with stockholders' instructions in the accompanying proxy. If no instructions are given, the shares will be voted in accordance with the Board's recommendations, which are noted herein. Any proxy given may be revoked at any time before it is voted at the meeting.

Directors will be elected by a plurality of the votes of the shares present at the meeting in person or by proxy and entitled to vote thereon. Votes withheld as to one or more nominees will not be counted as votes cast for such individuals. Any other proposal brought before the meeting will be decided by a majority of votes represented at the meeting and entitled to vote thereat. Consequently, abstentions and broker non-votes (i.e., votes withheld by brokers in the absence of instructions from beneficial holders) will not be counted for purposes of determining whether a proposal has been approved, but will be counted for purposes of establishing a quorum at the meeting.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company's common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or facsimile.

In addition, the Company has retained Georgeson Shareholder Communication, Inc. to assist in the solicitation for a fee of $12,000 plus expenses, and WM-data AB for a fee of $21,800 plus expenses.

1. ELECTION OF DIRECTORS
The Company's by-laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. To the extent practicable, one-half of the directors are to be citizens of the United States and one-half of the directors are to be nationals of Sweden or other member states of the European Union. The Board presently consists of ten members, divided into three classes serving staggered three-year terms. Directors in each class are elected on a rotating basis at the annual stockholders meeting at which the term for such class expires.
Listed below as nominees for reelection at the 2003 Annual Meeting for three-year terms are James M. Ringler, Tetsuo Sekiya and Per Welin whose present terms will expire at that time. Messrs. Ringler, Sekiya and Welin are presently serving as directors, and the Company has not been advised by either of them that they will not serve if elected.

THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTORS.

BOARD MEETING ATTENDANCE AND COMPENSATION OF DIRECTORS
The Board met five times during the year ended December 31, 2002. All but one of the incumbent directors were present at all meetings of the Board and Board committees of which they were members.

The Board has determined that Messrs. Aronson, Kunerth, Medina, Ringler, Sekiya, Stewart, Stone and Welin qualify as independent directors under applicable rules and regulations.

The independent, non-management, directors met without management once in 2002, and will meet at least four times per year in the future.

Any interested party who desires to communicate with the non-management directors regarding the Company can do so under the following address:

Non-Management Directors
c/o Vice President Legal Affairs
Autoliv, Inc.
Box 70381
SE-107 24 Stockholm, Sweden
Phone: +46 8 587 20608
Fax: +46 8 587 20633
E-mail: jorgen.svensson@autoliv.com

Directors who are employees of the Company or any subsidiary thereof do not receive any compensation for service on the Board or Board committees. Non-employee directors receive for their services a retainer of $35,000 per year, plus a fee of $1,200 for each Board meeting attended. The Chairman of the Board receives a retainer of $70,000 per year, plus a fee of $2,400 for each Board meeting attended.

In addition, non-employee directors who are chairmen of the Audit and Compensation Committees each receive additional annual retainers of $3,000; and all committee chairmen and members receive $800 except the Chairman of the Board of Directors who receives $1,600 for attendance at each meeting of their particular committees.

Non-employee directors who are elected or continuing as such at annual stockholders meetings also receive annual grants of shares of Company common stock with a market value of $15,000 and the Chairman of the board with a value of $ 30,000, at the time of grant.

NOMINEES FOR DIRECTORS AT THE APRIL 2003 ANNUAL MEETING
James M. Ringler, age 57 , has been a director of Autoliv since January, 2002, and is Vice Chairman of Illinois Tool Works Inc. since 1999. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc. which merged with Illinois Tool Works in November, 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer prior to becoming the CEO in 1996. He serves on the boards of the Dow Chemical Company, FMC Technologies, Inc. and CPC Corporation. He also serves on the boards of the National Association of Manufacturers (NAM) and the Manufacturers Alliance for Productivity and Innovation (MAPI). Mr. Ringler earned a Bachelor of Science degree in business administration and a M.B.A. degree in finance from the State University of New York.

Tetsuo Sekiya, age 68, has been a director of Autoliv since April 2001. He is Chairman of NSK Ltd. since 2002, was President and CEO between 1994 and 2001, and has held several senior executive positions in the ballbearing company since 1958, including heading NSK North America. He is i.a. an advisor to the Japan Bearing Industrial Association, and director of Keidanren, the Japan Federation of Economic Organizations. Mr. Sekiya, who holds a Bachelor of Science degree in Economics from Keio University, was in 1998 honored with the Medal of Blue Ribbon from His Majesty the Emperor of Japan in recognition of his outstanding services to the industry in Japan.

Per Welin, age 66, has been a director of Autoliv since May 1997 and of Autoliv AB since 1995. Mr. Welin served as Executive Vice President and director of the investment company L-E Lundberg-foretagen AB from 1991 until 1998 and is Chairman of the Board of L-E Lundberg-foretagen AB since 1998. He also holds the position of director of Allgon AB and Holmen AB. Mr. Welin has a Master of Science degree in Engineering Physics from the Chalmers Institute of Technology in Gothenburg, from which he also holds a licentiate of engineering degree in applied thermo- and fluid dynamics. He also holds a M.B.A. from the Gothenburg School of Economics.

INCUMBENT DIRECTORS - TERMS EXPIRING AT THE 2004 ANNUAL MEETING
Per-Olof Aronson, age 72, has been a director of Autoliv since May 1997. He was a director of Autoliv AB from Autoliv's initial public offering in 1994. Mr. Aronson has worked in the aluminum company Granges AB between 1956 and 2000, where he has held various senior executive positions, including three years as Technical Director and 11 years as President and Chief Executive Officer. Mr. Aronson was from 1995 to 2000 Vice Chairman of SAPA AB (formerly known as Granges). Mr. Aronson holds a graduate degree in Chemical Engineering from the Royal Institute of Technology (KTH) in Stockholm.

Lars Westerberg, age 54, has been a director of Autoliv since February, 1999, and President and Chief Executive Officer of Autoliv, Inc. since February 1, 1999. From 1994 until he assumed his positions with Autoliv, he was President and Chief Executive Officer of Granges AB, a Swedish-based aluminum and plastics company listed on the Stockholm Stock Exchange. From 1991 and until 1994 he held the same positions at the publicly-traded welding company Esab AB. He started his employment at Esab in 1984 and held several executive positions, including President of Esab´s North American subsidiary. He is the Chairman of Ahlsell AB, a Swedish heating, water and sanitation company and a director of Plastal AB, a Swedish supplier of automotive plastic components. Mr. Westerberg holds a Master of Science degree in Electrical Engineering from the Royal Institute of Technology (KTH) in Stockholm and a M.B.A. from the University of Stockholm.

Walter Kunerth, age 62, has been a director of Autoliv since August, 1998. Professor Kunerth is a Senior Advisor to the investment banking group Lazard Freres. He is also a member of the Supervisory Board of Gildemeister AG and Chairman of the Supervisory Boards of Basler AG, Paragon AG, Götz AG and Suspa GmbH. For more than 20 years, professor Kunerth held various top executive positions at Siemens AG in Germany, including as a member of Siemens' Corporate Executive Board (1993-97), President of Siemens' Automotive Systems Group (1988-93) and head of Siemens' Automotive Electronics Division. He holds a doctorate degree in Engineering from the University of Stuttgart and has been named Honorary Professor by the university.

Dionisio Garza Medina, age 49, has been a director of Autoliv since 2002. Mr. Garza serves as Chairman and Chief Executive Officer of ALFA, a Mexican diversified company, since 1994. Prior to 1994 Mr. Garza held several executive positions within the ALFA Group. Mr. Garza is a member of the Boards of Cemex, Vitro, Cydsa and Seguros Commercial América. He is also a member of the Mexican Board of Businessmen, Harvard University Advisory Committee to the David Rockefeller Center for Latin American Studies, Directors of the Associates of the Harvard Business School and a member of the Advisory Committee of the New York Stock Exchange. He holds a Bachelor of Science and a Master degree in Industrial Engineering from the Stanford University and a MBA from the Harvard University Graduates School of Business.

INCUMBENT DIRECTORS - TERMS EXPIRING AT THE 2005 ANNUAL MEETING
Wilhelm Kull, age 66, has been a director of Autoliv since May 1997 and until March 31, 1999, he was the Chief Financial Officer and until April 1, 2001, Vice President IT of Autoliv, Inc. He was Vice President and Chief Financial Officer of Autoliv AB since 1975, when the company was named Granges Weda and was a subsidiary of Granges AB, a publicly listed company in Sweden. Mr. Kull served as the Deputy Chief Financial Officer of Granges AB from 1969 to 1974. Prior to such time, Mr. Kull worked for five years at a certified public accounting firm in Sweden. He holds a Bachelor of Science degree in business and a M.B.A. from the University of Colorado in the United States.

S. Jay Stewart, age 64, has been a director of Autoliv since May 1997. Mr. Stewart was elected by the Board to serve as the Chairman of the Board, effective April 24, 2001. He was Chairman and Chief Executive Officer of Morton International, Inc. from April 1994 through October 1999, and was a director of Morton since 1989. Mr. Stewart was President and Chief Operating Officer of Morton International, Inc. from 1989 through March 1994. In addition, he is a director of Household International, Inc. and of Box USA Corp. Mr. Stewart holds a Bachelor of Science degree in Chemical Engineering from the University of Cincinnati and a M.B.A. from West Virginia University.

Roger W. Stone, age 67, has been a director of Autoliv since May 1997 and is Chairman and Chief Executive Officer of Box USA Corp. He served until 1998 as Chairman of the Board (since 1983), President (since 1975), and Chief Executive Officer (since 1979) of Stone Container Corporation, a multinational producer and marketer of pulp, paper and packaging products. Mr. Stone was President and Chief Executive Officer of Smurfit Stone Container Corporation from 1998 to 1999. He was a director of Morton International Inc. from 1989 through 1999 and is a director of McDonald's Corporation. He is a graduate of the University of Pennsylvania's Wharton School of Finance.

COMMITTEES OF THE BOARD
There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee selects (subject to shareholder ratification) and reviews the performance of the independent auditors that audit the Company's annual financial statements and reviews the fees charged for such audits and for any special assignments given to such auditors. The committee also reviews the annual audit and its scope, including the independent auditor's letter of comments and management's responses thereto; possible violations of the Company's business ethics and conflicts of interest policies; any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit staff. In addition, the committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors' examinations. Members of this committee were Messrs. Welin (Chairman), Aronson, Kunerth, Sekiya and Stewart. The committee met five times in 2002.

The Compensation Committee advises the Board of the Company with respect to the compensation to be paid to the directors of the Company and approves and advises the Board with respect to the terms of contracts to be entered into with the senior executives of the Company. The Committee also administers the Company's cash and stock incentive plan. Members of this committee were Messrs. Stone (Chairman), Aronson, Medina, Ringler, Stewart and Welin. The committee met twice in 2002.

The Nominating and Corporate Governance Committee assist the Board in identifying the composition of the Board and its committees, monitoring a process to assess Board effectiveness and developing and implementing the Company's Corporate Governance Guidelines. The Committee will consider Stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive officers in accordance with the Company's by-laws, a copy of which may be obtained by written request to the Company's Secretary. Members of this Committee were Messrs. Stewart (Chairman), Aronson, Kunerth, Medina, Ringler, Stone, Sekiya and Welin. This committee, replaced on December 17, 2002, the Nominating Committee, which met once in 2002.

All Audit, Compensation and Nominating and Corporate Governance committee members are determined by the Board to qualify as independent directors under current rules and regulations.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in 2000 and amended in December of 2002. A copy of the Amended Audit Committee Charter is attached to this Proxy Statement as Appendix A. Each of the members of the Audit Committee is qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations as promulgated by SEC. Each of the members possesses financial literacy and accounting or related financial management expertise, and Messrs. Welin and Sekiya are determined by the Board to qualify as financial experts.

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2002 Annual Report on Form 10-K with the Company's management and independent accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Company's independent accountants provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and the Audit Committee discussed with the independent accountants their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the SEC.

Per Welin, Chairman
Per-Olof Aronson
Walter Kunerth
Tetsuo Sekiya
S. Jay Stewart

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
On March 4, 2003, the record date for the 2003 Annual Meeting, there were 95,809,071 shares of common stock outstanding, each entitled to one vote. Only stockholders of record on that date will be entitled to vote at the meeting. The Company has no other class of equity securities outstanding.

As of the date of this proxy statement, two stockholders, were known to the Company to beneficially own more than 5% of the Company´s common stock. As of December 31, 2002, Templeton Invest Counsel Inc., 500 East Broward Boulevard, Fort Lauderdale, FL 33394-3091, USA was known to hold 13,400,848 shares of common stock representing 13.9 percent of all outstanding shares of common stock, and TIAA-CREF, 730 Third Avenue, New York, NY 10017-3206, USA was known to hold 9,418,139 shares of common stock representing 9.8 percent of all outstanding shares of common stock.

The following table shows the Company's common stock beneficially owned as of March 4, 2003, by each present director and each executive officer named in the Summary Compensation Table on page 10; and by all present directors and executive officers of the Company as a group. Each named person has sole voting and investment power with respect to the shares shown.

Shares beneficially owned 1) 2)
Per-Olof Aronson	6,867
Halvar Jonzon	10,710
Wilhelm Kull	5,306
Walter Kunerth	0
Magnus Lindquist	20,000
Benoit Marsaud	23,364
Dionisio Garza Medina	0
James M. Ringler	0
Tetsuo Sekiya	1,500
S. Jay Stewart	76,532
Roger W. Stone	4,401
Jörgen I. Svensson	25,558
Per Welin	2,867
Lars Westerberg	118,000

All directors, nominees and	404,908
executive officers as a group 3)

1) All amounts shown represent less than 1% of the outstanding shares of the Company.
2) Includes shares issuable upon exercise of options exercisable within 60 days as follows: Halvar Jonzon 10,710, Magnus Lindquist 20,000, Benoit Marsaud 23,364, Jörgen I. Svensson 25,558, Lars Westerberg 99,000.
3) Includes 287,835 shares issuable upon exercise of options exercisable within 60 days.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee is comprised exclusively of directors who are not and have never been Company employees. No Company executive officer serves on the Board of directors of another company, an executive officer of which is a member of the Board.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board (the "Committee") advises the Board regarding senior officers' compensation and administers the Company's cash and stock incentive compensation strategy. The purpose of this plan and the objectives of the Committee are to:
- provide competitive compensation programs so as to be able to attract, retain and motivate top management talent,
- pay for performance, motivating both long- and short-term performance on behalf of Company stockholders,
- place greater emphasis on at-risk incentive compensation than on fixed salaries, particularly for senior executives,
- base the incentive compensation of business unit or subsidiary executives on the performance of their operations, while including a component which recognizes overall Company performance, and
- join shareholder and management interests.
To further these objectives, the compensation of senior executive officers includes three components: (1) base salaries, (2) annual bonus programs, and (3) a stock incentive program.
The Committee has consulted with an independent compensation consulting firm for advice in regard to the total compensation of the Company's senior executive officers.

BASE SALARIES
The Committee recommends salaries for senior executive officers based on data on competitive salaries received from independent compensation consultants, position and individual performance.

ANNUAL BONUS PROGRAMS
The Committee determined annual bonus payments for 2002 based on performance during 2002. Under the annual bonus program applicable to senior executive officers, award levels may range from zero to 100 % of their base salaries as of the beginning of the performance periods depending on salary grade and attainment of Company and applicable business unit and subsidiary profit targets as approved by the Committee. Based on these factors and the terms of such annual bonus programs, the Committee approved bonus payments to senior executive officers for 2002 varying from 54% to 100% of their base salaries.

STOCK INCENTIVE PLAN
For 2002, the Committee authorized stock option grants to selected officers of the Company and its subsidiaries. All options granted for 2002 are for 10 year terms with an exercise price equal to the market price on the date of grant, and become exercisable after one year of continued employment following the grant date. Executive officers received option grants for 2002 ranging from 6,500 shares to 50,000 shares (see "Option Grants in Last Fiscal Year").

In December, 2000, the Committee concluded that the stock options under the Stock Incentive Plan had become unattractive, and therefore the programme did not accomplish its intended purpose of attracting and retaining executive personnel, motivating executive personnel and providing incentive compensation that was competitive with those of other major corporations. The Committee further concluded that it was of the utmost importance to expediently ensure that executive personnel was retained and motivated. The Committee received advice from an independent compensation consultant, and thereafter offered optionees the opportunity to cancel the options granted 1997, 1998 and 1999 against (i) a grant by the Company to the optionee of a number of restricted stock units relating to the Company's shares ("RSUs") representing 30 percent of the number of options cancelled, and (ii) a commitment by the Company to grant to the optionee, under the terms and conditions of the Stock Incentive Plan, a number of Stock options, corresponding to 20 percent of the number of options cancelled, which were granted on June 18, 2001, with an exercise date of June 18, 2002. The exercise price was equal to the market price on June 18, 2001.

The RSU's will vest after three years and are conditional upon the optionee not having given notice of termination of employment prior to such date. The RSU's are otherwise subject to the same terms and conditions applicable to the cancelled options under the Stock Incentive Plan.

CHIEF EXECUTIVE OFFICER
The compensation paid to the Company's Chief Executive Officer, Mr. Lars Westerberg, for 2002 was determined based on information on competitive compensation levels received from an independent compensation consultant.

For 2002, the Committee approved a stock option grant of 50,000 shares of common stock of the Company to Mr. Westerberg, a cash compensation at an annual rate of SEK 5,500,000 (USD 564,509), and an annual performance bonus of SEK 2,750,000 (USD 282,254) with a maximum of SEK 5,500,000 (USD 564,509).

LIMITATION ON DEDUCTIBILITY OF CERTAIN COMPENSATION
Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code") generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officers and the four other most highly compensated executive officers that is not "performance-based" (as defined in the Code). It is the Committee's general policy to avoid the loss of tax deductibility whenever compliance with Section 162(m) would be consistent with the Company's incentive compensation objectives.

Consequently, the employee incentive compensation programs in which the Company's most highly compensated officers participate have been structured to comply with the Code's definition of performance-based compensation. To qualify as performance-based under the Code, compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

Notwithstanding its general policy, however, the Committee retains the discretion to authorize incentive payments that may not be deductible if it believes that doing so would be in the best interest of the Company and its stockholders.

Roger W. Stone, Chairman
Per-Olof Aronson
Dionisio Garza Medina
James M. Ringler
S. Jay Stewart
Per Welin

STOCK PERFORMANCE GRAPH (1) (2)
The following graph compared the cumulative stockholder returns on the Company's common stock with Standard & Poors 500 Index and Standard & Poor's Auto Parts & Equipment Index.

1) Public trading of the Company Stock began on May 1, 1997 on the New York Stock Exchange and on May 2, 1997, on the Stockholm Stock Exchange in the form of Swedish Depositary Receipts. Consequently, the period covered on the graph is limited to the Company's returns from May 1, 1997, through December 31, 2002.
2) Dividend at a rate of $2,42 per share of common stock were paid during the period and are included in the cumulative return on the Company's common stock.

SUMMARY COMPENSATION TABLE (USD) (1)

	Annual Compensation				Long-Term Compensation		All Other Compensation
Name and Principal Function	Fiscal year	Salary	Bonus (3)	Other Annual Compensation	Securities Underlying Options (2)	Restricted Stock Units (4)	(6)

Lars Westerberg Chief Executive Officer	2002 2001 2000	564,509 484,496 509,868	0 130,233 137,001	0 0 0	50,000 49,000 30,000	0 0 13,500	370,843

Benoit Marsaud Vice President Manufacturing President Autoliv France	2002 2001 2000	250,447 225,564 204,311	0 95,694 120,474	0 0 0	10,000 13,364 6,900	0 0 5,046

Magnus Lindquist (5) Chief Financial Officer	2002 2001	210,408 96,900	25,600 0	0 0	10,000 10,000	0 0	24,180

Halvar Jonzon (5) Vice President Purchasing	2002 2001	177,050 13,929	5,132 0	0 0 0	10,000 710	0 0	26,099

Jörgen I. Svensson Vice President Legal Affairs, General Counsel and Secretary	2002 2001 2000	144,720 131,298 134,809	0 35,000 49,065	0 0 0	10,000 15,558 7,270	0 0 7,887	18,850

(1) The amounts contained in the table below were paid either in Swedish Krona or French Francs, or Euro.
All amounts have been converted to dollars using the following exchange rates:
2002 - 1 USD = 9.740 SEK = 1.0629 EUR
2001 - 1 USD = 10.320 SEK, 1 USD = 7,315 FRF;
2000 - 1 USD = 9.124 SEK, 1 USD = 7,097 FRF.
(2) The 2001 option grant includes replacement options for cancelled options; (see "Stock Incentive Plan")
(3) Bonuses are normally paid the year following the year earned after decision by the Compensation Committee. No bonuses were earned for 2001, Messrs. Lindquist and Jonzon received guaranteed, non-recurring bonuses related to their employment.
(4) The Restricted Stock Units were granted on December 15, 2000, and represent thirty percent (30%) of the number of options which were cancelled. The Restricted Stock Units are subject to the terms and conditions of the Stock Incentive Plan and generally vest after three years from the grant date. At the year-end 2002, Messrs. Westerberg, Marsaud and Svensson held 13,500, 5,046 and 7,887 Restricted Stock Units respectively with a year-end fair market value of USD 283,500, 105,966 and 165,627 respectively
(5) Mr. Lindquist was employed in the summer of 2001 and Mr. Jonzon was employed in the fall of 2001.
(6) All other compensation consists of pension premiums covering early retirement from the age of 60 and/or complementary pension benefits after the age of 65, (see "Pension Plans").

OPTION GRANTS IN LAST FISCAL YEAR

		Individual Grants	(1)	Expiration	Potential Realizable Value
	Number of	% of Total	Exercise	Date	at assumed Annual Rates
Name and	Securities	Options	or Base		of Stock Price Appreciation
Principal	Underlying	Granted	Price		for Option Term (2)
Function	Options	to Employees	(per share)		5%	10%
	Granted	in Fiscal year

Lars Westerberg	50,000	9.2	$19.96	3/1/12	629,000	1,587,000
Chief Executive
Officer

Benoit Marsaud	10,000	1.8	$19.96	3/1/12	125,800	317,400
Vice President
Manufacturing

Halvar Jonzon	10,000	1.8	$19.96	3/1/12	125,800	317,400
Vice President
Purchasing

Magnus Lindquist	10,000	1.8	$19.96	3/1/12	125,800	317,400
Chief Financial
Officer

Jörgen I. Svensson	10,000	1.8	$19.96	3/1/12	125,800	317,400
Vice President
Legal Affairs
General Counsel and Secretary

(1) For 2002, all senior executive officers of the Company as a group received 134,000 options, and all employees of the Company (other than executive officers) as a group received 411,000 options.
(2) The amounts shown in these two columns represent potential realizable values based upon the assumed rates of stock price appreciation that are set by SEC rules and are not intended to forecast the future appreciation of the Company's common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES*

Name	Number Of Securities Underlying Unexercised Options At Fiscal Year-End Excercisable/Unexercisable	Value Of Unexercised In-The-Money Options At Fiscal Year-End ($) Exercisable/Unexercisable
Lars Westerberg	49,000 / 50,000	196,490 / 52,000
Chief Executive Officer

Benoit Marsaud	13,364 / 10,000	53,590 / 10,400
Vice President Manufacturing

Halvar Jonzon	710 / 10,000	2,847 / 10,400
Vice President Purchasing

Magnus Lindquist	10,000 / 10,000	40,100 / 10,400
Chief Financial Officer

Jörgen I. Svensson	15,558 / 10,000	62,388 / 10,400
Vice President Legal Affairs, General Counsel and Secretary
*None of the Named Executive Officers exercised any options in 2002. EQUITY COMPENSATION PLANS (1)

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (3)	Weighted-average exercise price of outstanding options, warrants and rights (4)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders (2)	1,411,667	$19.09	1,349,897(5)
Equity compensation plans not approved by security holders	-	-	-
Total	1,411,667	$19.09	1,349,897

(1) All information as of December 31, 2002.
(2) Consists of Autoliv, Inc. 1997 Stock Incentive Plan
(3) Includes 212,285 shares of common stock issuable upon the vesting and conversion of Restricted Stock Units.
(4) Excludes the Restricted Stock Units referred to in note 3 above.
(5) Includes 1,349,897 shares of common stock available for future issuance under the Autoliv, Inc. 1997 Stock Incentive Plan in connection with awards, other than options, warrants or rights, that could be granted in the future.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL SEVERANCE AGREEMENTS
Senior Executive Officers including Messrs. Westerberg, Lindquist, Jonzon and Svensson named in the Summary Compensation Table have Service Agreements with the Company that provides for a notice of termination of employment by the Company of 24 months for Mr. Westerberg, and a notice of 18 months and in addition a payment of one years severance calculated as described below for Messrs. Lindquist, Jonzon and Svensson. Mr. Marsaud has an agreement providing for a notice of terminaton of 6 months.

Senior Executive Officers of the Company have Change of Control Severance Agreements with the Company ("agreements") which were originally effective until December 31, 1998 for Mr. Svensson until December 31, 2000 for Mr. Westerberg and until December 31, 2002, for Messrs. Lindquist and Jonzon which all are automatically extended annually for additional one-year periods unless notice to the contrary is given. The agreements are otherwise terminable during their periods of effectiveness only by termination of the executive's employment. Such termination in connection with a change in control of the Company (as defined in the agreements) will entitle an executive to benefits under the agreements. In the event that during the two-year period following a change of control, the executive terminates the executive's employment for Good Reason (as defined in the agreements) or, during the 30-day period commencing one year after the change of control, for any reason, or the Company terminates the executive's employment without cause (as defined in the agreements), the executive would be entitled to receive an immediate lump sum payment in an amount equal to between two and a half and three times the sum of (i) such executive's then current annual salary, (ii) the average of the bonuses received for the two most recent fiscal years or the bonus for the most recent fiscal year, if higher, and (iii) the taxable value of the benefit of a company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination.

PENSION PLANS
The Company has paid pension benefit premiums for Messrs. Westerberg, Lindquist, Jonzon and Svensson in accordance with customary Swedish practice and for Mr. Marsaud customary French practice. Normal retirement age is 65. Mr. Westerberg has an agreement allowing retirement at the age of 60 with complementary pension benefits after the age of 65. Pursuant to such agreement, the Company pays insurance premiums to ensure the pension benefits of Mr. Westerberg for the period from the date of his retirement until the normal retirement age of 65 and thereafter for complementary pension benefits.

Senior Executive Officers of the Company other than Mr. Westerberg have the right to retire at the age of 60 with pension benefits amounting to 70 percent of the base salary at retirement and with complementary pension benefits after the age of 65.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent of the Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company's securities on Form 3 and transactions in the Company's securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company's executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2002, the Section 16(a) filing requirements were complied with by all incumbent executive officers, directors and director nominees during the year.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has selected Ernst & Young AB as the independent auditing firm for the Company's fiscal year ending December 31, 2003. The Committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm's employment as auditors. The Audit Committee has initiated a change of the lead auditor of Ernst & Young AB, Mr. Torbjörn Hanson to Mr. Olof Cederberg. Mr. Hanson has been the lead auditor of the Company since 1997.

In accordance with directions of the Committee, this selection is being presented to the stockholders for ratification at the 2003 Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company's certificate of incorporation or by-laws, the Committee and management believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Committee will consider that fact when it selects independent auditors for the next year.

Ernst & Young AB has been the independent auditing firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2002 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

Audit Fees
The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002, and reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year 2002 was $ 2,2 million, out of which Ernst & Young AB billed $ 1,9 million.

Financial Information Systems Design and Implementation Fees
The aggregate fees billed for the non-audit, financial information systems design and implementation services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X, rendered by Ernst & Young AB during the fiscal year ended December 31, 2002 was $ 0.

All Other Fees
The aggregate fees billed for services rendered by Ernst & Young AB, other than the services discussed in the preceding two paragraphs, for the fiscal year ended December 31, 2002, was $ 0,7 million.

The Audit Committee has considered the services discussed in the preceding two paragraphs and provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with maintaining the independence of Ernst & Young AB. The Audit Committee has, however, instructed management to reduce to a minimum services rendered by Ernst & Young AB other than audit services in the future.

Representatives of Ernst & Young AB will not be present at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB AS THE COMPANY'S INDEPENDENT AUDITORS.

3. DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS
Management does not now intend to bring before the 2003 Annual Meeting any matters other than those disclosed in the notice of the meeting. Should any matter requiring a vote of the stockholders be properly brought before the meeting by or at the direction of the Board, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment.

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Company's by-laws, a copy of which may be obtained by written request to the Company's Secretary. No such notices were received for the 2003 Annual Meeting. For the Company's 2004 Annual Stockholders Meeting any such notices must be received by the Company not later than February 29, 2004 and not earlier than January 29, 2004.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
Stockholder proposals intended for inclusion in the proxy statement for the 2004 Annual Stockholders Meeting must be received by the Secretary of the Company at its principal executive offices no later than November 10, 2003.

By Order of the Board
March 7, 2003

Jorgen I. Svensson
Vice President for Legal Affairs,
General Counsel and Secretary
Stockholm, Sweden

Appendix A

Amended and Restated
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF AUTOLIV, INC.
AS ADOPTED ON December 17, 2002

I STATEMENT OF POLICY
The Audit Committee will provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the management's monitoring and controlling of business risk, the internal audit services function, the annual independent audit of the Company's financial statements, the compliance by the Company with legal and regulatory requirements and the preparation of the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission for inclusion in the Company's annual proxy statement. In so doing it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal audit service providers and the management of the Company.

II ORGANIZATION
A Charter
At least annually, the charter will be reviewed and reassessed by the Committee and any proposed changes will be submitted to the Board of Directors for approval.

B Members
The members of the Committee shall be appointed by the Board of Directors and shall be comprised of at least three Directors, who shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by SEC.

Director's fees (including any additional amounts paid to chairs of committees and to members of committees of the Board) are the only compensation a member of the Committee may receive from the Company; provided, however, that a member of the Committee may also receive pension or other forms of deferred compensation from the Company for prior service so long as such compensation is not contingent in any way on continued service.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Company's annual proxy statement.

The chairperson and a non-voting Secretary of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson. Each member of the Committee must be "financially literate", as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must have "accounting or related financial management expertise", as the Board interprets such qualification in its business judgement. Further, either (i) at least one member of the Committee must be a "financial expert", as such term is defined in the rules and regulations promulgated by the SEC pursuant to the Act, or (ii) if no member of the Committee is a "financial expert", the Committee shall so inform the Company.

Any vacancy on the Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. No member of the Committee shall be removed except by majority vote of the Board.

C Meetings
In order to discharge its responsibilities, the Committee shall at the beginning of each year establish a schedule of meetings, additional meetings may be scheduled as required.

D Agenda, Minutes and Reports
An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting.
The Secretary (or his/her designee) shall prepare minutes for all meetings of the Committee to document the Committee's discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be periodically distributed to the full Board of Directors. The Committee shall make regular reports to the Board.

E Access to Records, Consultants and Others
In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee shall have the authority to retain outside legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company, the Company's outside counsel, internal audit service providers or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to the Committee. The Committee shall also insure that sufficient opportunity exists for its members to meet with the independent auditors without members of management present and with members of management without the independent auditors present.

III DUTIES AND RESPONSIBILITIES OF THE COMMITTEE
In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The following are within the authority of the Committee:

(a) Select, in its sole discretion (subject to shareholder ratification), the firm of independent auditors to audit the books and accounts of the Company and its subsidiaries for each fiscal year;

(b) Review and, in its sole discretion, approve in advance the Company's independent auditors' annual engagement letter, including the proposed fees contained therein, as well as all audit and, all permitted non-audit engagements and relationships between the Company and such auditors (which approval should be made after receiving input from the Company's management). Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee and the person granting such approval shall report such approval to the Committee at the next scheduled meeting;

(c) Review the performance of the Company's independent auditors, including the lead partner of the independent auditors, and, in its sole discretion (subject to shareholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

(d) Obtain at least annually from the Company's independent auditors and review a report describing:

(i) the independent auditors' internal quality-control procedures;

(ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

(iii) all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category);

The Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner of the independent auditors, and its views on whether there should be a regular rotation of the independent auditors, to the Board.

(e) Oversee the independence of the Company's independent auditors by, among other things:

(i) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and taking appropriate action to satisfy itself of the auditors' independence;

(ii) ensuring that the lead audit partner and reviewing audit partner responsible for the audit of the Corporation's financials statements have not performed audit services for the Company for more than the previous five consecutive fiscal years of the Corporation;

(iii) ensuring that the chief executive officer, controller, chief financial officer, chief accounting officer or other person serving in an equivalent position of the Corporation, was not, within one year prior to the initiation of the audit, an employee of the independent auditor who participated in any capacity in the Corporation's audit; and

(iv) considering whether there should be a regular rotation of the Corporation's independent auditors;

(f) Instruct the Corporation's independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee is responsible for the selection (subject to shareholder ratification), evaluation and termination of the Corporation's independent auditors;

(g) Review and accept, if appropriate, the annual audit plan of the Corporation's independent auditors, including the scope of audit activities and all critical accounting policies and practices to be used, and monitor such plan's progress and results during the year;

(h) Review the results of the year-end audit of the Corporation, including any comments or recommendations of the Corporation's independent auditors;

(i) Review with management, the Corporation's independent auditors and, if appropriate, the director of the Corporation's internal auditing department, the following:

(i) the Corporation's annual audited financial statements and quarterly financial statements, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", and any major issues related thereto;

(ii) critical accounting policies and such other accounting policies of the Corporation as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body, including any financial reporting issues which could have a material impact on the Company's financial statements;

(iii) major issues regarding accounting principles and financial statements presentations, including (A) any significant changes in the Company's selection or application of accounting principles and (B) any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the ramifications and effects of alternative generally accepted accounting principles methods on the Company's financial statements;

(iv) all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditors;

(v) all other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and

(vi) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(j) Review with the chief executive officer and chief financial officer and independent auditors, periodically, the following:

(i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data, including any material weaknesses in internal controls identified by the Company's independent auditors;

(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and

(iii) any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(k) Attempt to resolve all disagreements between the Company's independent auditors and management regarding financial reporting;
(l) Review on a regular basis with the Company's independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management's response with respect thereto, any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the independent auditors the following:

(i) any accounting adjustments that were noted or proposed by the independent auditors but were rejected by management (as immaterial or otherwise);

(ii) any communications between the audit team and the independent auditor's national office respecting auditing or accounting issues presented by the engagement; and

(iii) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditors to the Company;

(m) Confirm that the Company's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Company's independent auditors;

(n) Review:

(i) the adequacy and effectiveness of the Company's accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget and staffing of the Company's internal audit function, through inquiry and discussions with the Company's independent auditors and management of the Company; and

(ii) the yearly report prepared by management, and attested to by the Company's independent auditors, assessing the effectiveness of the Company's internal control structure and procedures for financial reporting and stating management's responsibility to establish and maintain such structure and procedures, prior to its inclusion in the Company's annual report;

(o) Review with management the Company's administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies, and evaluate whether the Company is operating in accordance with its prescribed policies, procedures and codes of conduct;

(p) Receive periodic reports from the Company's independent auditors and management of the Company to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company;

(q) Establish and maintain free and open means of communication between and among the Board, the Committee, the Company's independent auditors, the Company's internal auditing department and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis;

(r) Review the Company's earnings press releases (especially the use of "pro forma" or "adjusted" information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance);

(s) Establish clear hiring policies by the Company for employees or former employees of the Company's independent auditors;

(t) Discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company's exposure to risk, as well as the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;

u) Meet at least annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Company;

(v) Prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement;

(w) Review the Company's policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Company and members of management as well as policies and procedures with respect to officers' expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Company's independent auditors;

(x) Review the Company's program to monitor compliance with the Company's Code of Conduct, and meet periodically with the Company's Compliance Officer to discuss compliance with the Code of Conduct;

(y) Obtain from the Company's independent auditors any information pursuant to Section 10A of the Securities Exchange Act of 1934;

(z) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(aa) Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Company;

(bb) Report regularly to the Board on its activities, as appropriate. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function;

(cc) Prepare and review with the Board an annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this charter, and set forth the goals and objectives of the Committee for the upcoming year. The evaluation should include a review and assessment of the adequacy of the Committee's charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report;

(dd) Perform such additional activities, and consider such other matters, within the scope of its responsibili-ties, as the Committee or the Board deems necessary or appropriate.

* * *

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) statements made by management or third parties as to any information technology, internal audit and other non- audit services provided by the auditors to the Company.

*************

Autoliv Inc, Box 70381, SE-107 24 Stockholm, Sweden
World Trade Center, Klarabergsviadukten 70, Section E
Tel: +46 (8) 587 206 00; Fax +46 (8) 24 44 79; Web Site: www.autoliv.com
Investor relations:
Sweden Tel: +46 (8) 587 206 23; Fax +46 (8) 411 70 25
U.S. Tel: +1 (248) 475 04 09; Fax +1 (248) 475 98 31